UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2009

MarineMax, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14173	59-3496957
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida		33764
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	727-531-1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2009, we entered into a Fifth Amendment to our Second Amended and Restated Credit and Security Agreement (the "Amendment") among MarineMax, Inc. and our subsidiaries, as Borrowers; and KeyBank National Association; Bank of America, N.A.; GE Commercial Distribution Finance Corporation; Wachovia Bank, National Association; Wells Fargo Bank, N.A.; U.S. Bank National Association; Branch Banking & Trust Company; and Bank of the West, as Lenders.

The Amendment modifies the amount of borrowing availability, financial covenants, and reporting requirements of the prior facility. The amended facility provides a line of credit with asset-based borrowing availability up to $300 million, stepping down to $250 million by September 30, 2009 and $175 million by September 30, 2010, with interim decreases between such dates. In order to facilitate the reduction of inventory, the Amendment enables us to incur cumulative negative earnings before interest, taxes, depreciation, and amortization (EBITDA) of up to $25 million as of March 31, 2009, $32 million as of June 30, 2009, and $40 million as of September 30, 2009. The Amendment also increases the allowable cumulative negative EBITDA for fiscal 2010 to $12 million as of December 31, 2009 and March 31, 2010 and $5 million as of June 30, 2010. We are required to have a cumulative EBITDA greater than or equal to our interest expense for the fiscal year ended September 2010. The Amendment further requires that we maintain a leverage ratio of not more than 2.75 to 1.

The Amendment provides for a variable interest rate margin of LIBOR plus 490 basis points through September 30, 2010 and thereafter at LIBOR plus 150 to 400 basis points, depending upon our financial and operating performance. With the execution of the Amendment, we have agreed to pay the Lenders a $1.25 million amendment fee. The amended facility matures in May 2011, but includes two one-year renewal options, subject to lender approval.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.

June 9, 2009	By:	/s/ Michael H. McLamb

Name: Michael H. McLamb
Title: Executive Vice President, Chief Financial Officer and Secretary